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EXHIBIT 10.1

INTELLECTUAL PROPERTY SALE, AMENDMENT AND TERMINATION AGREEMENT

        This INTELLECTUAL PROPERTY SALE, AMENDMENT AND TERMINATION AGREEMENT, dated as of October 2, 2002 (the "Amendment") hereby amends the DISTRIBUTION, LICENSE AND SUPPLY AGREEMENT, dated as of December 7, 1999, and as amended from time to time thereafter (the "Agreement"), by and between ANESTA CORP., a Delaware corporation ("Anesta") and ELAN PHARMA INTERNATIONAL LIMITED, an Irish Company ("Elan"). Capitalized terms used herein but not defined shall have the meanings given to them in the Agreement.

Recitals

        WHEREAS, on December 7, 1999, Anesta and Elan entered into the Agreement, pursuant to which Anesta and Elan agreed upon the terms under which Elan or its Subdistributors would distribute, market and sell OT-fentanyl in the Territory;

        WHEREAS, Anesta and Elan entered into letter agreements on December 7, 1999, January 21, 2000 and January 31, 2001 that modified certain terms of the Agreement; and

        WHEREAS, Anesta and Elan now desire Elan to sell to Anesta its rights in respect of the Anesta Patents and the Anesta Know-How under the Agreement and to terminate or amend certain aspects of their relationship, and wish to do so by amending certain provisions of the Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in the Agreement and in this Amendment, the Parties agree as follows:

        A.    The Parties hereby agree (i) that Elan shall sell to Anesta and Anesta shall acquire Elan's rights in respect of the Anesta Patents and Anesta Know-How under the Agreement, (ii) to end the appointment of Elan as the exclusive distributor of OT-fentanyl Products in the Territory, and (iii) in pursuance thereof to terminate the exclusive license to market, import, use, sell, offer for sale, manufacture and distribute OT-fentanyl Products in the Territory that was granted by Anesta to Elan under the Agreement, in each case with effect from the Repurchase Date and subject to the provisions of this Amendment. In furtherance of and in connection with the foregoing, the Parties hereby agree that the following provisions of the Agreement are amended as follows:

          1.    Section 1 of the Agreement is hereby amended by the insertion of the following Sections 1.1A and 1.27A:

          "1.1A "Amendment" shall mean the intellectual property sale, amendment and termination agreement dated October 2, 2002.

          "1.27A "Repurchase Date" shall mean October 2, 2002.

          2.    Sections 2.1 and 2.3 of the Agreement are hereby deleted in their entirety, and are of no further force and effect as of the date hereof.

          3.    Section 2.4 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

          "2.4 Distribution Period.    The Distribution Period shall commence upon the first date of sale of OT-fentanyl Products in the Territory and shall expire on the Repurchase Date immediately after the coming into effect of the Amendment."

          4.    Sections 2.5, 2.6, 2.7, 2.8, 2.9(a), 2.9(b) and 2.9(c) of the Agreement are hereby deleted in their entirety, and are of no further force and effect as of the date hereof.

          5.    Section 2.9(d) of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "(d) Anesta Ownership.    Elan hereby confirms, agrees to and recognizes Anesta's exclusive ownership of the Anesta Trademarks and the renown of the Anesta Trademarks."

          6.    Section 2.9(e) of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "(e) Goodwill.    The Parties agree that all use of the Anesta Trademarks by Elan has been for the sole and exclusive benefit of Anesta and the goodwill and reputation accrued in connection with Elan's use of the Anesta Trademarks has accrued to Anesta. In the event Elan has acquired any right, title or interest in or to or relating to the Anesta Trademarks for any reason, effective immediately Elan hereby assigns, at no cost, all such right, title and interest, together with any related goodwill or reputation, to Anesta. Elan agrees to promptly execute all documents reasonably requested by Anesta in connection with such assignment."

          7.    Sections 2.9(f), 2.9(g), 2.9(h), 3.1, 3.2, 3.3, 3.4, 3.5 3.7, 3.8, 4.1 (subject to Section 10.5 of the Agreement, as amended by this Amendment), 4.2, 4.3, 4.4 and 4.5 of the Agreement are hereby deleted in their entirety, and are of no further force and effect as of the date hereof.

          8.    Section 4.7 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "4.7 Products Recall.

        (a) Voluntary Recall.    If either Party desires to recall OT-fentanyl Products shipped prior to the Repurchase Date for non-conformities with Specifications (other than such non-conformities that would require recall pursuant to the requirements of applicable laws or regulations), it shall so notify the other Party. If the other Party does not agree that the relevant OT-fentanyl Products do not comply with Specifications, the dispute shall be settled as set forth in Section 4.7(c). If the Parties agree as to such non-conformity or such non-conformity is determined pursuant to Section 4.7(c), then the Party desiring the recall shall administer the recall in a commercially reasonable manner with the other Party's cooperation. If one Party's actions were the sole cause of the non-conformity with Specifications, such Party shall bear all costs and expenses of the recall.

        (b) Mandatory Recall.

          (i) In the event that the relevant regulatory authority requires or otherwise initiates a recall of the OT-fentanyl Products shipped prior to the Repurchase Date for any reason whatsoever, Anesta will forthwith administer the recall. If the Parties are unable to agree as to whether or not the underlying reason for the recall is a non-conformity of the OT-fentanyl Products with Specification, and/or whether or not Anesta or Elan is responsible for such non-conformity, the Parties shall submit a sample of the recalled OT-fentanyl Products for analysis pursuant to Section 4.7(c). If a Party is notified by a regulatory authority that a recall is required, it shall promptly give to the other Party written notice of the need to recall that quantity.

          (ii) In the event that the principal reason for the recall under this Section 4.7(b) is Elan's negligence or willful misconduct, its failure to handle or store OT-fentanyl Products in conformity with Specifications, or Elan's failure to comply with applicable laws or regulations, then Elan shall be liable for the cost of the recall and any replacement quantities of OT-fentanyl Products and will reimburse Anesta for all its reasonable costs and expenses of such recall. In all other cases, Anesta shall be solely responsible for all costs of the recall and any replacement quantities of OT-fentanyl Products and shall reimburse Elan for all its reasonable costs and expenses of assisting in such recall.

        (c) Testing. If there is a disagreement as referred to in the second sentence of Section 4.7(a) or the second sentence of Paragraph 4.7(b)(i), the Parties shall submit samples of the OT-fentanyl Products in question and the samples of the corresponding batch retained by Anesta to a mutually acceptable Third Party laboratory, which shall determine whether such OT-fentanyl Products meets the Specifications and/or, as applicable, whether or not Anesta or Elan is responsible for such non-conformity. The Parties agree that the determination of the laboratory, after it has assessed the retention samples, shall be final and determinative. The Party against whom the Third Party tester rules shall bear the reasonable costs of the Third Party testing."

          9.    Section 4.8(a) of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "(a) Both Parties warrant as of the Repurchase Date that they have complied with all applicable present and future orders, regulations, requirements and laws of any and all federal, state, provincial and local authorities and agencies in the Territory relating to the promotion, marketing, sale and distribution of the OT-fentanyl Products on a country by country basis in the Territory. Regarding the shipment of OT-fentanyl Products into and within the Territory, Elan hereby warrants as of the Repurchase Date that it has complied with the requirements of Exhibit F (as amended from time to time by Anesta to be in accordance with changes in the applicable laws or regulations or interpretations thereof)."

          10.    Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 6.1, 6.2, 6.3, 6.4 and 6.5 of the Agreement are hereby deleted in their entirety, and are of no further force and effect as of the date hereof.

          11.    Sections 7.1, 7.2 and 7.3 are each hereby deleted in their entirety, and are of no further force and effect as of the date hereof.

          12.    Other than with respect to any OT-fentanyl Products inventory sold by Elan prior to the date hereof ("Prior Sales"), Sections 7.4, 7.5, 7.6, 7.7 and 7.8 are hereby deleted in their entirety, and are of no further force and effect as of the date hereof. With respect to Prior Sales, Anesta shall be entitled to receive royalty payments from Elan as though these sections remained in full force and effect.

          13.    Section 8.1 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "8.1.    Ownership of Intellectual Property.    Anesta shall retain all of its right, title and interest in and to all Anesta Technology, Anesta Trademarks, copyrights, and all other industrial and intellectual property embodied in or which covers the OT-fentanyl Products. Except as otherwise expressly provided in this Amendment, Elan hereby confirms as of the Repurchase Date that it has no right, title or interest in any industrial or intellectual property relating to the OT-fentanyl Products."

          14.    Section 8.2 and 8.3(a) of the Agreement are hereby deleted in their entirety, and are of no further force and effect as of the date hereof.

          15.    Section 8.3(b) of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "(b) Third Party Claims.    Anesta shall indemnify and hold harmless Elan, its Affiliates and their employees and agents against all and any claims, suits or actions filed or threatened against Elan and/or any distributor of OT-fentanyl Products claiming that a patent or other intellectual property right owned by it is infringed or misappropriated by the distribution, marketing or sale of any OT-fentanyl Products. Anesta may, but shall not be obligated to defend any such claims, suits or actions. Elan will assist in the defense of any such claim, suit or action as reasonably requested by Anesta, at Anesta's expense. Anesta shall not settle any such claim, suit or action if such settlement contains an admission of liability or would impose on Elan any obligation which cannot be performed solely by Anesta without the prior express written consent of Elan, which shall not be unreasonably withheld or delayed."

          16.    Section 8.3(c) of the Agreement is hereby deleted in its entirety, and is of no further force and effect as of the date hereof.

          17.    Section 8.4(a) of the Agreement shall be deleted in its entirety with effect from the first anniversary of the date hereof, and shall be of no further force and effect as of the first anniversary of the date hereof.

          18.    Section 8.4(b) of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "(b) Prosecution by Anesta.    Anesta may, but shall not be obligated to commence, at its own expense, an infringement action against any person or entity infringing, including infringement or misappropriating the Anesta Technology directly or contributorily. To the extent that such infringement is alleged to relate to the period prior to the Repurchase Date, Elan shall cooperate with Anesta as reasonably requested, at Anesta's expense."

          19.    Section 8.4(c) and 9.3 of the Agreement are hereby deleted in their entirety, and are of no further force and effect as of the date hereof.

          20.    Section 10.1 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "10.1.    Term.    Except as otherwise provided in Section 10.3 hereof, this Agreement shall expire upon the expiration of the Distribution Period."

          21.    Section 10.2 of the Agreement is hereby deleted in its entirety, and is of no further force and effect as of the date hereof.

          22.    Section 10.3 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "10.3.    Accrued Rights, Surviving Obligations.    This Amendment or the termination or expiration of this Agreement shall not affect any accrued rights of either Party. The terms of Sections 2.2, 2.4, 2.9(d), 2.9(e), 3.6, 4.6, 4.7, 4.8, 5.9, 7.5 (for royalty payments accruing during the Distribution Period), 7.6, 7.7, 7.8, 10.1, 10.3, 10.4, 10.5, 10.6, 10.7, 12.4 and 12.5 and Articles 1, 8, 9, 11 and 13, together with all exhibits to the Agreement, as such provisions have been amended by the Amendment, shall survive the termination or expiration of this Agreement."

          23.    Section 10.4 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "10.4. Existing OT-fentanyl Products Inventory.

        (a)    Sale of Existing Inventory. Upon the terms and subject to the conditions of the Amendment, Anesta hereby agrees to pay to Elan on behalf of the Designated Purchasing Party within two days of the Repurchase Date a sum equal to US$600,000 (six hundred thousand dollars) (the "Existing Inventory Purchase Price"), by wire transfer to a bank which Elan shall designate in writing to Anesta with at least three days advance written notice, in full payment for the sale, conveyance, assignment and delivery to the designated Purchasing Party under clause 10.4(d) of any OT-fentanyl Products and placebos of the same (together "Relevant Products") in its inventory as of the Repurchase Date (the "Existing Inventory"), subject to adjustment as set forth in Section 10.4(c) of this Agreement (as amended). For the avoidance of doubt, any sums payable under this clause 10.4(a) will be exclusive of any VAT or other relevant taxes that may be payable.

        (b)    Purchasing Party. Anesta will have the right to appoint any of its Affiliates as the entity that will purchase the Existing Inventory located in the various territories. For the purpose of this Agreement, the Affiliate that is appointed to purchase the Existing Inventory will be known as the Designated Purchasing Party. The Designated Purchasing Party will take full legal title to the goods that it acquires, and shall have the right to sell or otherwise dispose of these goods as legal owner. Elan agrees to issue invoices for the Existing Inventory to the Designated Purchasing Party.

        (c)    Calculation of Existing Inventory Value. Within fourteen (14) days after the Repurchase Date, Elan and Anesta (or a designated representative of Anesta) shall jointly conduct a physical stock take of the Existing Inventory existing as of such date, and Elan shall issue, within 15 days after the Repurchase Date, on the basis of such physical stock take and the amount of Existing Inventory shipped to customers at Anesta's written direction (copies of which shall be provided to Elan) between the Repurchase Date and such physical stock take, in reasonable detail a report setting forth the result of such stock take and a calculation of the Existing Inventory Value (as defined below). Anesta (or a designated representative of Anesta) shall have the right to review all work papers and procedures used to calculate the Existing Inventory Value. Unless, within 15 days after delivery of the report setting forth Elan's calculation of the Existing Inventory Value, Anesta notifies Elan in writing that it objects to the calculation of Existing Inventory Value and specifies the basis for its objection, the Existing Inventory Value as calculated by Elan shall be final and binding on the Parties for purposes of this Section 10.4(b). If Anesta objects and if Anesta and Elan are not able to resolve Anesta's objections within 15 days after such notification is given, all remaining matters in dispute shall be resolved in accordance with Section 13.2 of the Agreement. For purposes hereof, "Existing Inventory Value" shall mean the total value of the Existing Inventory existing as of the Repurchase Date calculated by: (i) multiplying (aa) the number of units of Relevant Products in Elan's inventory which in the case of OT-fentanyl Products are in saleable condition and with a shelf life of not less than 9 (nine) months as of the Repurchase Date (and products shipped at Anesta's written direction between the Repurchase Date and the date of the stock take shall be deemed to meet those criteria) and (bb) the sum of (x) the VAT-exclusive amount originally invoiced per unit by Anesta to Elan (y) the VAT-exclusive amount paid by Elan in respect of transportation of such Relevant Products to their place of storage and (z) the VAT-exclusive amount paid by Elan in respect of finished pack release testing; and (ii) adding VAT payable in respect of such units.

        Supply of each unit of OT-fentanyl Products in Elan's inventory shall be EXW (Incoterms 2000) its place of storage (or, at Anesta's option and subject to the consent of the party storing it, by reappropriation within such place of storage). Accordingly the Parties acknowledge that each such supply is within the particular country of the place of storage. Anesta further acknowledges and agrees that the OT-fentanyl Products in any particular location may be held by, and supplied to Anesta by one or more Affiliates of Elan, and that payment in respect of the same may be due to such Affiliate(s), provided, however, that Anesta shall be entitled to pay to Elan all amounts due hereunder to any Affiliate of Elan, and such payment by Anesta to Elan shall satisfy all of Anesta's payment obligations to such Affiliate under this Section 10.4.

        (d)    Destroyed Product. It is hereby acknowledged that as from November 10, 2002, it will not be permissible to sell certain OT-fentanyl Products ("Old Logo Products") in the United Kingdom under applicable law, due to such Old Logo Products bearing a name on their packaging which is not within the requisite approvals, as amended. From the Repurchase Date until November 10, 2002, Anesta shall use all reasonable efforts to sell such Old Logo Products in the United Kingdom in preference to other OT-fentanyl Products (consistent with such products having an adequate shelf life). To the extent that, despite reasonable efforts, Anesta has not sold such Old Logo Products in the United Kingdom by November 10, 2002, Elan shall pay to the Designated Purchasing Party in the United Kingdom the per unit cost of remaining Old Logo Products that were previously purchased by such Designated Purchasing Party pursuant to this Section 10.4. Anesta shall inform Elan of, and shall provide a proper invoice in respect of, such amount, and Elan shall be entitled to inspect and audit Anesta's records relating thereto. Such payment will be made within 15 days from November 10, 2002, by wire transfer to the bank designated by the Designated Purchasing Party. Anesta shall at Elan's expense after November 10, 2002 promptly destroy any such remaining Old Logo Products.

        (e)    Settlement. Within 15 days after the Existing Inventory Value has been finally determined in accordance with Section 10.4(d), the difference, if any, between the Existing Inventory Purchase Price and the Existing Inventory Value shall be paid by Anesta to Elan (if the Existing Inventory Value exceeds the Existing Inventory Purchase Price) or by Elan to Anesta (if the Existing Inventory Purchase Price exceeds the Existing Inventory Value). Such payment shall be by wire transfer to the bank designated by the payee.

        (f)    Livery. As of the date six months following the Repurchase Date (or such earlier date as may be specified by governmental or regulatory authority), Anesta shall not manufacture, package or release OT-fentanyl Products bearing Elan's name, logo and/or trademarks. Prior to such date, Anesta shall be permitted to manufacture, package and release OT-fentanyl Products that bear Elan's name, logo and/or trademarks. Notwithstanding the foregoing, the parties hereby agree that after such date, the Designated Purchasing Party may continue to sell any OT-fentanyl products from the Existing Inventory that bear Elan's name, logo and/or trademarks for as long as they are permitted to do so under applicable law. Solely for the purposes for which Anesta is permitted to use Elan's name, logo and/or trademarks pursuant to this Section 10.4(f), Elan shall grant to Anesta a non-exclusive, royalty free license in the United Kingdom, Ireland and Germany to such of Elan's trade marks as are used in the packaging of the OT-fentanyl Products as at the Repurchase Date, from the Repurchase Date until exhaustion or disposal of the said permissibly manufactured, packaged and/or released OT-fentanyl Products, it being understood that Anesta shall exhaust such stocks prior to selling OT-fentanyl Products without Elan's name, logo and trademarks.

        Elan shall retain all of its right, title and interest in and to its name, logo and/or trademarks. Subject to the foregoing paragraph, Anesta hereby confirms as of the Repurchase Date that it has no right, title or interest in Elan's name, logo and/or trademarks.".

          24.    Section 10.5 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "10.5. Transfer of Regulatory Approvals. Effective immediately as of the Repurchase Date, Elan shall to the extent permissible under applicable law transfer or cause to be transferred to Anesta all Regulatory Approvals, or applications therefor, that are in the name of Elan at Anesta's cost. Elan agrees to promptly execute all documents and take any other actions reasonably requested by Anesta in connection with such transfer, including the taking of any actions necessary (with Anesta's cooperation and at Anesta's cost) to obtain publication of the marketing authorization therefor in the Gazetta Ufficiale in Italy. Anesta agrees to use commercially reasonable efforts to assist in the transfer to Anesta of all such Regulatory Approvals or applications therefor as expeditiously as possible."

          25.    Section 10.6 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "10.6. No Payment for Good Will. Where permitted by applicable law, Elan hereby expressly and irrevocably waives any of the following that arises directly from the adoption of the Amendment or the termination of this Agreement: claims for compensation or damages based on lost profits, good will generated for the OT-fentanyl Products or customers of the OT-fentanyl Products enlisted by Elan during the term of this Agreement, and any other claims or statutory rights."

          26.    Section 10 of the Agreement is hereby amended by the insertion of the following Section 10.7:

        10.7.    Returned Products. Elan shall be solely responsible for refunds due to customers in respect of returned OT-fentanyl Products shipped to customers prior to the Repurchase Date. Anesta shall be solely responsible for refunds due to customers in respect of returned OT-fentanyl Products shipped to customers on or after the Repurchase Date. The foregoing shall not affect (a) any right of Elan or Anesta under this Agreement, as the case may be, in respect of defects in such OT-fentanyl Products, or (b) the calculation of Net Sales."

          27.    Sections 12.1, 12.2 and 12.3 of the Agreement are hereby deleted in their entirety, and are of no further force and effect as of the date hereof (but for the avoidance of doubt without prejudice to Article E of this Amendment).

          28.    Section 12.4 of the Agreement is hereby amended with effect as of the date hereof by the deletion of the words "and further subject to the provisions of Section 2.7".

          29.    Section 13.4 of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "13.4 Notices. Any notice required or permitted to be given under the Agreement or this Amendment shall be in writing, shall specifically refer to the Agreement as amended by this Amendment and shall be deemed to have been sufficiently given and received for all purposes if (i) eight (8) days after the notice was mailed by registered mail, postage prepaid and return receipt requested, (ii) two (2) days after the notice was sent by internationally recognized express delivery service, (iii) one (1) day after the notice was sent by facsimile transmission, with transmission confirmed, or (iv) immediately if the notice is personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Anesta:	Anesta Corp. 4745 Wiley Post Way, Suite 650 Salt Lake City, Utah 84116 USA Attention: President Facsimile No.: 801.595.1406 Telephone and Confirmation No.: 801.595.1405
With a copy to:	Cephalon, Inc. 145 Brandywine Parkway West Chester, Pennsylvania 19830 USA Attention: General Counsel Facsimile No.: 610.738.6590 Telephone and Confirmation No.: 610.344.0200
For Elan:	c/o Elan International Services Ltd. 102 St. James Court Flatts, Smiths FL04 Bermuda Attention: Secretary Facsimile No. +1 441 292 2224"

        30.    Exhibit E of the Agreement is hereby deleted in its entirety, and is replaced as follows:

        "Serious Adverse Events, Non-Serious Adverse Events and Medical Information Queries.

        A Serious Adverse Event is defined as an occurrence that at any dose:

  •
  Results in death,

  •
  Is life-threatening (note: "life-threatening" refers to an event in which the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe),

  •
  Requires inpatient hospitalization or prolongation of existing hospitalization,

  •
  Results in persistent or significant disability/incapacity,

  •
  Is a congenital anomaly/birth defect, or

  •
  Is an important medical event; i.e., based on scientific and medical judgment may jeopardize the patient or may require intervention to prevent one of the other outcomes listed above

        Elan shall, on the Repurchase Date, forward copies of any and all details of Serious Adverse Events and Non-Serious Adverse Events reported to date to Elan in Germany, Ireland and United Kingdom. Also, on the Repurchase Date Elan shall provide Anesta with details of all Medical Information queries received and responded to as of the Repurchase Date: such details shall include (if provided), but not be restricted to correspondents, letters to correspondents, standard replies and bibliographies of references cited. Elan agrees to cooperate with Anesta and its representatives to ensure that the hand-over of all such information is handled expeditiously and completely.

        If, after the Repurchase Date, Elan receives any written, telephone or other communications concerning Serious Adverse Events, Non-Serious Adverse Events or Medical Information queries relating to Actiq, Elan shall notify Cephalon by e-mail within 24 hours. The information notified shall include, but shall not be restricted to: the person reporting the information to Elan, the contact details for this person (to include at least: affiliation, address, telephone number, fax number and e-mail address), the nature of the communication and the person at Elan who received the information.

        Within ten (10) days after the Repurchase Date, Elan shall prepare and forward to Anesta for review written procedures (whether in the form of a Standard Operating Procedure (SOP) or otherwise), detailing the procedures to be followed for contacting Anesta with such information as described herein. This SOP shall be approved by Anesta and enacted by Elan within 14 days of Anesta's written approval.

Elan shall forward said information as follows:

For Germany:

Alexandra Martin (Cephalon GmbH)

Telephone: Fax: e-mail	+49 89 1709 4496 +49 89 1709 4495 amartin@cephalon.de
For Ireland and UK
Balwant Heer (Cephalon UK Limited)
Telephone: Fax: e-mail:	+44 1483 453360 +44 1483 457480 bheer@cephalon.com

        Notwithstanding anything to the contrary in this Exhibit E, Elan shall not be obliged to provide information to the extent that the same may breach applicable data protection legislation or other laws protecting privacy."

        B. In consideration of the sale by Elan to Anesta of Elan's rights under the Agreement in respect of the Anesta Patents and the Anesta Know-How and the covenants set forth in Section C below, Anesta shall pay to Elan the non-refundable sum of US$50 million (fifty million dollars), in US$ and by wire transfer, within two days of the Repurchase Date without any set-off, withholding or deduction whatsoever. The Parties hereby agree that any obligations of Elan owed to Anesta, or of Anesta owed to Elan, pursuant to or referred to in Sections 7.1, 7.2 or 7.3 of the Agreement are hereby offset and deemed satisfied in connection with the payment by Anesta to Elan contemplated by this Section B.

        C. Within 7 (seven) days of the Repurchase Date, Elan shall provide to Anesta (i) copies of all promotional materials and sales aids used by Elan with respect to OT-fentanyl Products (if available), and (ii) copies of any databases in Elan's possession containing the names of physicians who have prescribed OT-fentanyl Products. Thereafter Elan and Anesta shall reasonably co-operate in good faith with a view to Elan making available to Anesta all non-confidential relevant material relating to the marketing, sales and distribution of the OT-fentanyl Products in the Territory within Elan's possession, in order to effectuate the purposes of this Amendment.

        D. With effect from the date hereof, Anesta shall assume all rights and obligations of Elan and/or its Affiliates in respect of the following clinical trials (the "Clinical Trials"):

Elan Study Reference	Country	Title of Proposal	Investigator Name
001	Germany	Comparison of oral transmucosal fentanyl citrate ("OTFC") with oral immediate release morphine for initial dose titration of transdermal therapy with a fentanyl patch.	Dr L Radbruch
005	Italy	Prospective clinical trial on OTFC for the treatment of breakthrough cancer pain in patients already receiving opioid therapy.	Dr De Conno
014	UK	Phase I/II to investigate the use of OTFC in the management of acute mucosal pain for patients undergoing head and neck radiotherapy.	Dr AJ Sykes

        With effect from the date hereof, Anesta shall also assume all rights and obligations of Elan and/or its Affiliates in respect of Elan's patient registry / patient survey (involving approximately 30 physicians) in Germany. Notwithstanding the above, with respect to the Clinical Trials, Anesta shall be responsible for all costs and expenses relating to or arising from the Clinical Trials up to the amount of US$5,000 (five thousand dollars), and Elan shall be responsible for all costs and expenses relating to or arising from the Clinical Trials in excess of such amount. Anesta shall send an invoice to Elan requesting payment for any such costs or expenses pursuant to this Section D.

        The foregoing shall not constitute any assignment or attempted assignment which would be a breach by Elan of the contract with the counterparty thereto. Anesta shall perform Elan's obligations thereunder and shall indemnify and hold harmless Elan against all claims, losses, expenses, damages, liabilities or proceedings made or brought by the counterparty alleging a breach of the contract, to the extent that such breach is alleged to relate to an act or omission after the date hereof.

        Elan warrants as of the date hereof that, to the best of its knowledge, other than the Clinical Trials, no clinical trials are being conducted in the Territory with respect to the OT-fentanyl Products, and Elan has had no discussions with any third party regarding any clinical trials that could without further action by Anesta reasonably result in a binding agreement to conduct such clinical trials.

        Anesta shall not acquire any rights in respect of any other agreements entered into between Elan and any third party concerning the OT-fentanyl Products (the "Third Party Contracts") and Elan shall remain solely responsible for the performance of Elan's obligations under the Third Party Contracts. Subject to Section 10.7 of the Agreement as amended, Anesta shall be solely responsible for entering into its own arrangements with regard to the OT-fentanyl Products following the Repurchase Date.

        E. This Amendment is without prejudice to any accrued rights and obligations of the Parties prior to the date hereof, provided that the Parties agree that all unfulfilled orders for OT-fentanyl products are hereby cancelled and are of no further effect.

        F. It is hereby acknowledged for the avoidance of doubt that the period of the covenant given in Section 3.6(a) of the Agreement shall expire one year after the Repurchase Date.

        G. Except as amended hereby by this Amendment, the Agreement shall remain unmodified and in full force and effect.

        H. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        I. Subject to Section J, no announcement or public statement concerning the existence, subject matter or any term of this Agreement, or its performance, shall be made by or on behalf of any party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

        J. A party (the "Disclosing Party") will be entitled to make an announcement or public statement or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to a valid order of a court or Governmental Authority or any other requirement of law or any securities or stock exchange; provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other party prompt notice of such fact to enable that other party to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure, including confidential treatment and/or appropriate redactions. The Disclosing Party shall fully co-operate with the other party in connection with that other party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

        K. The following provisions of the Agreement shall apply to this Amendment mutatis mutandis: Section 12.3(a) (Representation And Warranty As To Corporate Power); Section 12.3(b) (Representation And Warranty As To Due Authorization And Enforceability); and Article 13 (Miscellaneous) as amended, other than Sections 13.12 (U.S. DEA Compliance)

[signatures begin on next page]

        IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

ANESTA CORP.
By:	/s/ J. KEVIN BUCHI Name: J. Kevin Buchi Title: Vice President and Treasurer Date: October 2, 2002
ELAN PHARMA INTERNATIONAL LIMITED
By:	/s/ KEVIN INSLEY Name: Kevin Insley Title: Authorized Signatory Date: October 2, 2002

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  EXHIBIT 10.1
INTELLECTUAL PROPERTY SALE, AMENDMENT AND TERMINATION AGREEMENT
Recitals